EXHIBIT 2.1

CONTRIBUTION AGREEMENT
by and among
MEH Sub LLC,
Gulfport Energy Corporation,
Rhino Exploration LLC,
Mammoth Energy Partners LLC
and
Mammoth Energy Services, Inc.
Dated as of
March 20, 2017

ARTICLE 1	CONTRIBUTION

1.1	Contribution of Interests

1.2	Consideration

1.3	Tax Treatment

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF MAMMOTH

2.1	Organization of Mammoth

2.2	Power and Authority; Enforceability

2.3	No Violation; Necessary Approvals

2.4	Brokers’ Fees

2.5	Capitalization

2.6	Issuance of Common Stock

2.7	Registration Rights

2.8	Breach of Article 5 Representation and Warranty

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF MAMMOTH PARTNERS LLC

3.1	Organization of Mammoth Partners LLC

3.2	Power and Authority; Enforceability

3.3	No Violation; Necessary Approvals

3.4	Brokers’ Fees

3.5	Breach of Article 5 Representation and Warranty

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

4.1	Organization of Contributors

4.2	Power and Authority; Enforceability

4.3	No Violation; Necessary Approvals

4.4	Title to Interests

4.5	Accredited Investor

4.6	Brokers’ Fees

ARTICLE 5	REPRESENTATIONS AND WARRANTIES RELATING TO STURGEON

5.1	Interest Purchase Agreement

5.2	Organization of Sturgeon

5.3	Subsidiaries

5.4	Financial Statements; Records; Undisclosed Liabilities

5.5	Absence of Certain Changes

5.6	Contracts

5.7	Litigation

5.8	Taxes

5.9	Environmental Matters

5.10	Legal Compliance; Permits

5.11	Title to Properties

5.12	Insurance

5.13	No Violation; Necessary Approvals

ARTICLE 6	COVENANTS

6.1	Government Reviews

6.2	Covenants of Contributors

6.3	Covenants of Mammoth

6.4	Covenants of Mammoth Partners LLC

6.5	Notice

ARTICLE 7	CLOSING

7.1	Conditions Precedent

7.2	Time and Place; Closing

7.3	Contributors’ Closing Deliveries

7.4	Mammoth’s Closing Deliveries

7.5	Mammoth Partners LLC’s Closing Deliveries

ARTICLE 8	TERMINATION

8.1	Termination

8.2	Effect of Termination

ARTICLE 9	TAX MATTERS

9.1	Tax Returns

9.2	Transfer Taxes

9.3	Tax Indemnities

9.4	Scope

ARTICLE 10	INDEMNIFICATION

10.1	Survival

10.2	Indemnification

10.3	Indemnification Claim Procedures

10.4	Additional Agreements Regarding Indemnification

10.5	Consideration Adjustment

10.6	Exclusive Remedy

ARTICLE 11	MISCELLANEOUS

11.1	Definitions

11.2	Entire Agreement

11.3	Assignment; Binding Effect

11.4	Notices

11.5	Specific Performance; Remedies

11.6	Headings

11.7	Governing Law

11.8	Amendment; Extensions; Waivers

11.9	Severability

11.10	Expenses

11.11	Counterparts; Effectiveness

11.12	Construction

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”), dated as of March 20, 2017 (the “Effective Date”), is by and among MEH Sub LLC, a Delaware limited liability company (“MEH Sub”), Gulfport Energy Corporation, a Delaware corporation (“Gulfport”), Rhino Exploration LLC, a Delaware limited liability company (“Rhino,” and, together with MEH Sub and Gulfport, the “Contributors,” and each, a “Contributor”), Mammoth Energy Partners LLC, a Delaware limited liability company (“Mammoth Partners LLC”), and Mammoth Energy Services, Inc., a Delaware corporation (“Mammoth”). The Contributors, Mammoth Partners LLC and Mammoth are hereinafter sometimes referred to individually as a “Party” and together as the “Parties.”
RECITALS
A.    The Contributors own, or as of the Closing will own, one hundred percent (100%) of the outstanding limited liability company interests in Sturgeon Acquisitions LLC, a Delaware limited liability company (“Sturgeon”), in the percentages set forth opposite their respective names on Schedule I hereto (collectively, the “LLC Interests”).
B.    At the Closing, each Contributor desires to contribute its LLC Interests to Mammoth Partners LLC for shares of Mammoth common stock, par value $0.01 per share (the “Common Stock”), upon the terms and conditions hereinafter set forth.
C.    Capitalized terms used but not immediately defined have the meanings ascribed to them in Section 11.1 of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
CONTRIBUTION
1.1    Contribution of Interests. At the Closing and subject to the terms and conditions contained in this Agreement, each Contributor shall contribute, transfer, assign, convey and deliver to Mammoth Partners LLC as a contribution to the capital of Mammoth Partners LLC, and Mammoth Partners LLC shall acquire and accept all of such Contributor’s right, title and interest held in the LLC Interests.
1.2    Consideration. At the Closing, Mammoth, in exchange for the transfer of the LLC Interests to Mammoth Partners LLC, shall issue to each Contributor the number of shares of Common Stock of Mammoth set forth next to its name on Schedule II hereto (the “Closing Consideration”).
1.3    Tax Treatment.

(a)    This Contribution is part of a single larger transaction pursuant to an overall plan (the “Plan”) which includes the contribution of all limited liability company interests in Stingray Cementing LLC, a Delaware limited liability company, and Stingray Energy Services LLC, a Delaware limited liability company (the “Other Contributions”), to Mammoth or its wholly-owned subsidiary, Mammoth Partners LLC. All of these contributions to Mammoth will be completed on or about the same date pursuant to the Plan. The Parties intend for this Contribution and the Other Contributions made pursuant to the Plan to qualify as a tax-free transfer of property under Section 351 of the Code and, in accordance therewith, the Parties acknowledge that immediately following all three of the contributions, all of the Contributors involved in the three contributions will collectively own more than eighty percent (80%) of all of the issued and outstanding Common Stock of Mammoth.
(b)    Each Contributor and Mammoth hereby agree to the U.S. federal income tax treatment described in this Section 1.3, and neither Mammoth nor any Contributor shall maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF MAMMOTH
Mammoth hereby represents and warrants to each Contributor as of the Effective Date and as of the Closing Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:
2.1    Organization of Mammoth. Mammoth (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the corporate power and authority necessary to own or lease its properties and to carry on its business as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. Mammoth has not approved or taken any action, and there is not pending or, to Mammoth’s knowledge, threatened any action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) for the dissolution, liquidation, insolvency or rehabilitation of Mammoth.
2.2    Power and Authority; Enforceability. Mammoth has the relevant corporate power and authority necessary to execute and deliver this Agreement and each such other documents contemplated hereby and any amendments or supplements to any of the foregoing (collectively, the “Transaction Documents”) to which Mammoth is a party, and to perform and consummate the transactions contemplated by the Contribution (the “Transactions”). Mammoth has taken all action necessary to authorize the execution and delivery by Mammoth of each Transaction Document to which it is a party, the performance of Mammoth’s obligations thereunder, and the consummation by Mammoth of the Transactions. Each Transaction Document to which Mammoth is a party has been duly authorized, executed and delivered by Mammoth, and constitutes the legal, valid and binding obligation of Mammoth, enforceable against Mammoth in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors and general principles of equity (the “Enforceability Exception”).
2.3    No Violation; Necessary Approvals. The execution and the delivery by Mammoth of this Agreement and the other Transaction Documents to which it is a party, the performance by Mammoth of its obligations hereunder and thereunder, and consummation of the Transactions by Mammoth will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (i) law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority (“Law”) enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority (a “Governmental Body”), (ii) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (iii) contract, agreement, arrangement, commitment, instrument, document or similar understanding (whether written or oral), including a lease, sublease and rights thereunder (“Contract”) or permit, license, certificate, waiver, notice and similar authorization (“Permit”) to which, in the case of (i), (ii) or (iii), Mammoth is a party or by which Mammoth is bound or any of its assets are subject, or (iv) any provision of the Organizational Documents of Mammoth as in effect on the Closing Date, (b) result in the imposition of any Lien upon any assets owned by Mammoth, or any Common Stock owned by any of the stockholders of Mammoth, (c) require any Consent under any Contract or Organizational Document to which Mammoth is a party or by which it is bound or any of its assets are subject, except for any such Consents as have been or will be obtained, (d) require any Permit under any Law or Order other than (i) required filings with the Securities and Exchange Commission (the “Commission”) and pursuant to the HSR Act, and (ii) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions, or (e) trigger any rights of first refusal, preferential purchase or similar rights with respect to any equity interest in Mammoth, which have not been validly waived.
2.4    Brokers’ Fees. Mammoth has no liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which any Contributor could become directly or indirectly liable.
2.5    Capitalization. Mammoth’s authorized capital stock consists of 20,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding, and 200,000,000 shares of Common Stock, of which 37,500,000 shares are outstanding as of the Effective Date (excluding shares that may have been issued under the 2016 Plan) of the issued and outstanding Common Stock in Mammoth: (a) have been duly authorized and validly issued, and are fully paid and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws, and (c) were not issued in breach or violation of, or did not cause as a result of the issuance thereof a default under, any Contract with or right granted to any other Person. Except to the extent of any awards granted or to be granted under the 2016 Plan, Mammoth has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under its Organizational Documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any person may be entitled to purchase any security interests in Mammoth, and has no obligation to issue any rights or instruments (“Equity Rights”). Mammoth is not obligated to redeem or otherwise acquire any of its outstanding Common Stock or other equity interests.
2.6    Issuance of Common Stock. The Common Stock comprising the Closing Consideration, when issued and delivered to each Contributor in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (a) duly authorized and validly issued by Mammoth, (b) fully paid and non-assessable, (c) not subject to any preemptive or similar rights created by any Law or Order to which Mammoth is a party or by which it is bound, and (d) free and clear of all Liens, other than those created by the Contributors, including but not limited to those arising under applicable securities Laws.
2.7    Registration Rights. Except as described in the Investor Rights Agreement, the Rhino Registration Rights Agreement and the Holdings Registration Rights Agreement, Mammoth has not granted or agreed to grant any registration rights with respect to the registration of its securities under the Securities Act, including piggyback registration rights, to any Person.
2.8    Breach of Article 5 Representation and Warranty. Mammoth has no Actual Knowledge of any breach of any representation or warranty included in Article 5 hereof by any Contributor, or any action or event that would if subject to the Actual Knowledge of any Contributor constitute a breach of a representation or warranty included in Article 5 hereof by any Contributor.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MAMMOTH PARTNERS LLC
Mammoth Partners LLC hereby represents and warrants to each Contributor as of the Effective Date and as of the Closing Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:

3.1    Organization of Mammoth Partners LLC. Mammoth Partners LLC (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the limited liability company power and authority necessary to own or lease its properties and to carry on its business as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. Mammoth Partners LLC has

not approved or taken any action, and there is not pending or, to Mammoth Partners LLC’s knowledge, threatened any Action for the dissolution, liquidation, insolvency or rehabilitation of Mammoth Partners LLC.
3.2    Power and Authority; Enforceability. Mammoth Partners LLC has the relevant limited liability company power and authority necessary to execute and deliver this Agreement and each such other Transaction Documents to which Mammoth Partners LLC is a party, and to perform and consummate the Transactions. Mammoth Partners LLC has taken all action necessary to authorize the execution and delivery by Mammoth Partners LLC of each Transaction Document to which it is a party, the performance of Mammoth Partners LLC’s obligations thereunder, and the consummation by Mammoth Partners LLC of the Transactions. Each Transaction Document to which Mammoth Partners LLC is a party has been duly authorized, executed and delivered by Mammoth Partners LLC, and constitutes the legal, valid and binding obligation of Mammoth Partners LLC, enforceable against Mammoth Partners LLC in accordance with its terms subject to the Enforceability Exception.
3.3    No Violation; Necessary Approvals. The execution and the delivery by Mammoth Partners LLC of this Agreement and the other Transaction Documents to which it is a party, the performance by Mammoth Partners LLC of its obligations hereunder and thereunder, and consummation of the Transactions by Mammoth Partners LLC will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which Mammoth Partners LLC is a party or by which it is bound or any of its assets is subject, (b) result in the imposition of any Lien upon any assets owned by Mammoth Partners LLC, (c) require any Consent under any Contract or Organizational Document to which Mammoth Partners LLC is a party or by which it is bound or any of its assets are subject, except for any such Consents as have been or will be obtained, (d) require any Permit under any Law or Order other than (i) required filings with the Commission and pursuant to the HSR Act, and (ii) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions, or (e) trigger any rights of first refusal, preferential purchase or similar rights with respect to any equity interest in Mammoth Partners LLC, which have not been validly waived.
3.4    Brokers’ Fees. Mammoth Partners LLC has no liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which any Contributor could become directly or indirectly liable.
3.5    Breach of Article 5 Representation and Warranty. Mammoth Partners has no Actual Knowledge of any breach of any representation or warranty included in Article 5 hereof by any Contributor, or any action or event that would if subject to the Actual Knowledge of any Contributor constitute a breach of a representation or warranty included in Article 5 hereof by any Contributor.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS
Each Contributor hereby represents and warrants to Mammoth only as to itself as of the Effective Date and as of the Closing Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:
4.1    Organization of Contributors. Each of MEH Sub and Rhino (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which either the ownership of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the limited liability company power and authority necessary to own or lease its properties and to carry on its business as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. Gulfport (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which either the ownership of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the corporate power and authority necessary to own or lease its properties and to carry on its business as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. No Contributor has approved or taken any action, and there is not pending or (to such Contributor’s knowledge) threatened Action for the dissolution, liquidation, insolvency or rehabilitation of such Contributor.
4.2    Power and Authority; Enforceability. Contributor has the relevant company power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Contributor has taken all action necessary to authorize its execution and delivery by such Contributor of each Transaction Document to which such Contributor is a party, the performance of its obligations thereunder and the consummation by such Contributor of the Transactions. Each Transaction Document to which a Contributor is a party has been duly authorized, executed and delivered by such Contributor, and constitutes the legal, valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to the Enforceability Exception.
4.3    No Violation; Necessary Approvals. The execution and the delivery by Contributor of this Agreement and the other Transaction Documents to which such Contributor is a party, the performance by such Contributor of its obligations hereunder and thereunder and the consummation of the Transactions by such Contributor will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which such Contributor is a party or by which it is bound or any of its assets is subject, or any provision of such Contributor’s Organizational Documents as in effect on the Closing Date, (b) result in the imposition of any Lien upon any assets owned by such Contributor, including without limitation, the LLC

Interests, (c) require any Consent under any Contract or Organizational Document to which such Contributor is a party or by which it is bound, other than such Consents that have been obtained or will be obtained prior to the Closing, or (d) require any Permit under any Law or Order other than (i) required filings with the Commission and pursuant to the HSR Act, and (ii) notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions.
4.4    Title to Interests. Contributor owns the LLC Interests set forth opposite its name on Schedule I attached hereto. There are no other outstanding Equity Interests owned in Sturgeon. Contributor is the record and beneficial owner of its LLC Interests and the sale and delivery of the LLC Interests to Mammoth Partners LLC and upon payment by Mammoth to such Contributor of its portion of the Closing Consideration, such Contributor will convey to Mammoth Partners LLC good and marketable title to its LLC Interests, free and clear of all Liens other than those arising under federal and state securities Laws. There are no transfer restrictions (other than applicable federal and state securities Laws), voting restrictions, preemptive rights, rights of first refusal or any other rights pursuant to any contract, arrangement or understanding entered into or acknowledged by Contributor or its Affiliates imposed upon or with respect to its LLC Interests, and no notices or consents to or from any other party are required under any agreement, Law, Order or otherwise with respect to the transfer of the LLC Interests hereunder by such Contributor, other than those arising under the limited liability company agreement of Sturgeon or under the Holdings Registration Rights Agreement, the Rhino Registration Rights Agreement and the Investor Rights Agreement. Contributor is not (and none of its respective Affiliates are) a party to any members’ agreement, voting trust or other similar contract or agreement with respect to such Contributor’s LLC Interests.
4.5    Accredited Investor. Contributor is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Contributor acknowledges that the Common Stock will not be registered under the Securities Act or any applicable state securities law, and that the Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.
4.6    Brokers’ Fees. Contributor has no liability or obligation to pay any compensation to any broker, finder or agent with respect to the Transactions for which Mammoth or Mammoth Partners LLC could become directly or indirectly liable.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO STURGEON
Since the time that the Contributors acquired the LLC Interests, Mammoth Partners LLC has been responsible for the business operations of Sturgeon, and each Contributor has limited knowledge regarding the business and operations of Sturgeon. Accordingly, each Contributor hereby represents and warrants to Mammoth and Mammoth Partners LLC to its Actual Knowledge on a several basis as to its respective ownership in Sturgeon as of the Effective Date and as of the Closing

Date (except to the extent that any such representation or warranty expressly relates to another date, in which case such representation or warranty shall be as of such date) as follows:
5.1    Interest Purchase Agreement. None of the rights of Sturgeon contained in Article VII of that certain Interest Purchase Agreement dated as of September 12, 2014 by and among Taylor Frac, LLC, Taylor Real Estate Investments, LLC, South River Road, LLC, Patrick J. McConnell, Lynn L. McConnell and Sturgeon (the “Interest Purchase Agreement”), which survived the closing of such agreement and are currently in effect, have been modified or further assigned, released or compromised by Sturgeon in accordance with the terms of the Interest Purchase Agreement.
5.2    Organization of Sturgeon. Sturgeon (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which either the ownership of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, (c) has the limited liability company power and authority necessary to own or lease its properties and to carry on its business as currently conducted, and (d) is not in breach or violation of, or default under, any provision of its Organizational Documents. No Contributor has approved or taken any action, and there is not pending or (to such Contributor’s knowledge) threatened Action for the dissolution, liquidation, insolvency or rehabilitation of Sturgeon.
5.3    Subsidiaries. Sturgeon does not own any Equity Interests in any Person other than in Taylor Frac, LLC, Taylor Real Estate Investments, LLC and South River Road, LLC.
5.4    Financial Statements; Records; Undisclosed Liabilities.
(a)    Schedule 5.4(a) sets forth true, accurate, correct and complete copies of (i) the audited balance sheets as of December 31, 2015 and December 31, 2014, and the audited statements of operations, statements of cash flows and statements of member capital (deficit) for the years ended December 31, 2015 and December 31, 2014 of Sturgeon, and (ii) the unaudited balance sheet as of December 31, 2016, and the unaudited statement of operations, statement of cash flows and statement of member capital (deficit) for the year ended December 31, 2016 of Sturgeon (collectively, the “Financial Statements”). The Financial Statements (A) are in all material respects in accordance with the books and records of Sturgeon, (B) have been prepared in accordance with GAAP, consistently applied, and (C) present fairly, in all material respects, the financial position and the results of operations of Sturgeon.
(b)    Other than potential obligations associated with sand supply agreements, Sturgeon does not have any liabilities or obligations (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) reasonably expected to be in excess of $250,000, other than liabilities or obligations expressly reflected on, or reserved against in, the Financial Statements and those arising after the date of the most recent balance sheet in the ordinary course of business.

(c)    The audited financial statements of Sturgeon as of and for the period ending December 31, 2016 will be available after the Effective Date and will be included as a part of Schedule 5.4(a) (the “2016 Audited Financial Statements”). The representations and warranties contained in this Section 5.4 shall be deemed to be made by the Contributors as to the 2016 Audited Financial Statements once such financial statements are delivered to Mammoth and Mammoth Partners LLC.
5.5    Absence of Certain Changes. Since December 31, 2016, (a) there has not been any Material Adverse Effect with respect to Sturgeon or its Subsidiaries, (b) there has been no damage, destruction or loss to the assets or properties of Sturgeon or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect with respect to Sturgeon or its Subsidiaries in excess of $250,000.
5.6    Contracts.
(a)    “Material Contracts” means each of the following agreements to which Sturgeon or its Subsidiaries are a party:
(i)    each Contract for the sale or delivery of frac sand involving aggregate payments in excess of $250,000 during any twelve (12) month period;
(ii)    each Contract requiring the payment of any royalties or similar payments or arrangements in excess of an aggregate amount of $250,000 during any twelve (12) month period in connection with the production or sale of frac sand;
(iii)    each Contract for indebtedness;
(iv)    each Contract involving a remaining commitment to make capital expenditures in excess of $250,000;
(v)    each Contract for lease of real or personal property involving payments in excess of $250,000 in any calendar year;
(vi)    each Contract between any Contributor or Sturgeon or Sturgeon’s Subsidiaries that is not terminable at the Closing without penalty by Sturgeon or Sturgeon’s Subsidiaries;
(vii)    each Contract that provides for a limit on the ability to compete in any line of business or with any Person or in any geographic area during any period of time;
(viii)    any Contract that involves a standstill or similar arrangement;
(ix)    except for Contracts of the nature described in clauses (ii) through (vii) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments of $250,000 or more in any twelve (12) month period;

(x)    any employment, independent contractor or consulting Contract;
(xi)    any management service, financial advisory or any other similar type of Contract;
(xii)    any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Sturgeon or its Subsidiaries;
(xiii)    any Contract which is a current insurance policy of, or covering any of the material assets or a business of, Sturgeon or its Subsidiaries;
(xiv)    any intellectual property contract material to the operations of the business of Sturgeon or its Subsidiaries;
(xv)    any Contract that grants or evidences a Lien on any properties or assets of Sturgeon or its Subsidiaries other than Permitted Liens;
(xvi)    any partnership or joint venture agreement (other than the Organizational Documents of Sturgeon or its Subsidiaries); and
(xvii)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of Sturgeon or its Subsidiaries which right survives the Closing, other than Permitted Liens.
(b)    True and complete copies of all Material Contracts are available to Mammoth and Mammoth Partners LLC.
(c)    Each Material Contract (i) is in full force and effect, and (ii) represents the legal, valid and binding obligation of Sturgeon or its Subsidiaries. None of Sturgeon or its Subsidiaries, or any other party is in breach of any Material Contract, and none of the Contributors, Sturgeon or Sturgeon’s Subsidiaries has received any written notice of termination or breach of any Material Contract.
5.7    Litigation. Except as set forth in Schedule 5.7, since December 31, 2014, (a) there have not been and are not presently any legal actions before any Governmental Body or lawsuits pending or threatened against Sturgeon or its Subsidiaries, and (b) Sturgeon and its Subsidiaries are not subject to any injunction, order or unsatisfied judgment from any Governmental Body.
5.8    Taxes. (a) All Tax Returns required to be filed by Sturgeon or its Subsidiaries or with respect to the acquisition, ownership or operation of Sturgeon or its Subsidiaries’ assets have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all material Taxes due and owing by Sturgeon or its Subsidiaries or with respect to the acquisition, ownership or operation of Sturgeon or its Subsidiaries’ assets have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of Sturgeon or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax due from Sturgeon or its Subsidiaries or with respect to the acquisition, ownership or operation of Sturgeon or its Subsidiaries’ assets, (e) no Tax Returns of Sturgeon or its Subsidiaries or with respect to the acquisition, ownership or operation of Sturgeon or its Subsidiaries’ assets are now under audit or examination by any Tax Authority, (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any such Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where Sturgeon or its Subsidiaries does not file a Tax Return it is or may be subject to taxation in that jurisdiction, (h) Sturgeon is not a party to any Tax sharing agreement or otherwise liable for the Taxes of any other Person (including as a transferee or successor), and (i) Sturgeon and its Subsidiaries have no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by Contract.
5.9    Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Sturgeon, since December 31, 2014:
(a)    the operations of Sturgeon and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all Environmental Laws;
(b)    Sturgeon and its Subsidiaries are not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Body under any Environmental Laws requiring remediation or the payment of a fine or penalty or limiting the operations of Sturgeon or its Subsidiaries;
(c)    Sturgeon and its Subsidiaries are not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;
(d)    there has been no release of any Hazardous Substance into the environment by Sturgeon, its Subsidiaries or their assets, operations and business except in compliance with applicable Environmental Law; and
(e)    there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of Sturgeon or its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation.
5.10    Legal Compliance; Permits. Except with respect to (i) matters set forth on Schedule 5.7, if any, (ii) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 5.8), and (c) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 5.9), since December 31, 2014:

(a)    Sturgeon and its Subsidiaries are in compliance with all Laws in all material respects;
(b)    Sturgeon and its Subsidiaries have not received written notice of any violation of any Law; and
(c)    Sturgeon and its Subsidiaries possess all Permits necessary for them to own their assets and operate their business as currently conducted, and all such Permits are in full force and effect.
5.11    Title to Properties. Sturgeon and its Subsidiaries have good, valid and marketable title to all of their owned or leased real and personal property. Each reserve report related to the sand reserves of Sturgeon and its Subsidiaries set forth on Schedule 5.11 was prepared by an independent engineer and geologist, and to the knowledge of the Contributors, the factual, non-interpretive sand reserve information on which each such reserve report was based was accurate in all material respects.
5.12    Insurance. Sturgeon and its Subsidiaries are in compliance with any and all insurance policies covering their business or their properties, assets or employees (including, without limitation, self-insurance) and all such policies are in full force and effect. All of such currently effective insurance policies are available to Mammoth and Mammoth Partners LLC.
5.13    No Violation; Necessary Approvals. The execution and the delivery by Contributor of this Agreement and the other Transaction Documents to which such Contributor is a party, the performance by such Contributor of its obligations hereunder and thereunder and the consummation of the Transactions by such Contributor will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any Law, Order, Contract or Permit to which Sturgeon or its Subsidiaries is a party or by which they are bound or any of their assets are subject, or any provision of Sturgeon’s or its Subsidiaries’ Organizational Documents as in effect on the Closing Date, (b) result in the imposition of any Lien upon any assets owned by Sturgeon or its Subsidiaries, (c) require any Consent under any Contract or Organizational Document to which Sturgeon or its Subsidiaries is a party or by which they are bound, other than such Consents that have been obtained or will be obtained prior to the Closing, or (d) require any Permit under any Law or Order other than notifications or other filings with state or federal regulatory agencies after the Closing that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions.

ARTICLE 6
COVENANTS
6.1    Government Reviews.
(a)    From and after the Effective Date until the Closing, subject to the terms and conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to,

undertake commercially reasonable efforts to make or cause to be made promptly (and, in the case of filings required to be made pursuant to the HSR Act, not later than ten (10) Business Days following the Effective Date) the filings required of such Party or any of its Affiliates under any Laws with connection with such filings; provided, however, that all filing fees payable to any Governmental Body relating to filings required to be made pursuant to the HSR Act shall be paid and borne by Mammoth. In furtherance and not in limitation of the foregoing, the Parties shall, to the extent permissible by Law, (i) cooperate with the other Parties and furnish to the other Parties all information in such Party’s possession that is necessary in connection with such other Party’s filings, (ii) promptly inform the other Parties of, and supply to such other Parties copies of any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Body in respect of such filings, (iii) consult and cooperate with the other Parties and provide each other with a reasonable opportunity to provide comments in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Parties in connection with all meetings, actions and proceedings with any Governmental Body relating to such filings, and (iv) comply, as promptly as is reasonably practicable, with any requests received by the Parties or any of their Affiliates under the HSR Act and any other Laws for additional information, documents or other materials. If a Party intends to participate in any communication or meeting with any Governmental Body with respect to such filings, it shall give the other Parties reasonable notice of, and to the extent permitted by the Governmental Body, an opportunity to participate in any such meeting or communication. Parties shall jointly determine any strategy or tactic in complying with this Section 6.1, including Section 6.1(b).
(b)    The Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to (i) cause the expiration or early termination of the applicable waiting period under the HSR Act with respect to the Transactions as promptly as is practicable but in no event later than the Termination Date, and (ii) resolve any objection or assertion by any Governmental Body or any action or proceeding by any Governmental Body or other Person, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transactions or the performance of obligations hereunder so as to enable the Closing to occur as soon as reasonably practicable (and in any event not later than the Termination Date). The Parties shall use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Body challenging the Transactions as in violation of any Law.
6.2    Covenants of Contributors. From the Effective Date through the Closing, Contributor will:
(a)    Not, without the prior written consent of Mammoth or Mammoth Partners LLC, sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its LLC Interests, or cause any transaction as to Sturgeon or its Subsidiaries to be taken outside the ordinary course of business, including without limitation entering into any Material Contract or withdrawal or distribution of cash;
(b)    Not, without the prior written consent of Mammoth or Mammoth Partners LLC, cause or take any action that would render any of the representations or warranties set forth in Article 4 and Article 5 untrue in any material respect; or
(c)    Consent to or vote the shares of Common Stock they currently own in Mammoth in favor of the consummation of the Transactions.
6.3    Covenants of Mammoth. From the Effective Date through the Closing, and except as contemplated by or as may be specified in this Agreement or the Transactions, Mammoth will not, without the prior written consent of the Contributors:
(a)    Split, combine or reclassify any of its Equity Interests, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of its Equity Interests, make any other actual, constructive or deemed distribution in respect of its Equity Interests or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its Subsidiaries; or
(b)    Cause or take any action that would render any of the representations and warranties set forth in Article 2 untrue in any material respect.
6.4    Covenants of Mammoth Partners LLC. From the Effective Date through the Closing, and except as contemplated by or as may be specified in this Agreement or the Transactions, Mammoth Partners LLC will not, without the prior consent of the Contributors, cause or take any action that would render any of the representations and warranties set forth in Article 3 untrue in any material respect.
6.5    Notice. From the Effective Date through the Closing, each Party shall give prompt written notice to the other Parties of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
ARTICLE 7
CLOSING

7.1    Conditions Precedent.
(a)    Conditions to Each Party’s Obligations. The obligations of each Party to effect the Transactions shall be subject to the satisfaction or waiver of the following conditions:
(i)    No Law or Order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Body that prohibits the consummation of the Transaction;
(ii)    The waiting period under the HSR Act has expired or terminated, or early termination of the waiting period shall have been granted;
(iii)    The period after filing of the Information Statement has lapsed and the Transactions have been approved by the requisite vote of the outstanding shares of Common Stock of Mammoth;
(iv)    Observance on the Closing Date of all conditions expressed in Section 1.3 hereof; and
(v)    No action, proceeding, investigation, regulation or litigation shall have been instituted or threatened before any court or Governmental Body to enjoin, restrain, prohibit or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Transactions.
(b)    Conditions to Obligations of Mammoth and Mammoth Partners LLC. The obligations of Mammoth and Mammoth Partners LLC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by it in writing) of the following conditions:
(i)    The representations and warranties of each Contributor contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);
(ii)    Each Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(iii)    There shall be no Liens on the LLC Interests except those arising under federal and state securities laws and those created by Mammoth or Mammoth Partners LLC;
(iv)    Each Contributor shall have executed and delivered to Mammoth and Mammoth Partners LLC the documents required to be delivered by it pursuant to Section 7.3 hereof; and

(v)    The 2016 Audited Financial Statements to be delivered at Closing will not reflect any material adverse change from the unaudited 2016 financial statements reflected on Schedule 5.4(a).
Any or all of the foregoing conditions may be waived by Mammoth and Mammoth Partners LLC in their sole and absolute discretion.
(c)    Conditions to Obligations of each Contributor. The obligations of each Contributor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by it in writing) of the following conditions:
(i)    The representations and warranties of Mammoth and Mammoth Partners LLC contained in this Agreement shall be true and correct in all material respects at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);
(ii)    Mammoth and Mammoth Partners LLC shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; and
(iii)    Mammoth and Mammoth Partners LLC shall have executed and delivered to such Contributor the documents required to be delivered to such Contributor pursuant to Section 7.4 and Section 7.5 hereof.
Any or all of the foregoing conditions may be waived by a Contributor in its sole and absolute discretion.
7.2    Time and Place; Closing. Unless this Agreement shall have terminated pursuant to Article 8, the closing of the Transactions (the “Closing”) shall occur upon the satisfaction or waiver of the conditions in Section 7.1 (the “Closing Date”). The Closing shall take place at a place as determined by Mammoth and Mammoth Partners LLC. Occurrence of the Closing shall terminate any future performance or further accrual of fees due by Sturgeon and its Subsidiaries to any Contributor or its Affiliates (other than Mammoth and its Subsidiaries) under any existing management or administrative services or financial advisory agreements. Any financial obligation of Sturgeon or its Subsidiaries that is incurred or accelerated as a result of the Closing, shall be solely the responsibility of Mammoth and Mammoth Partners LLC.
7.3    Contributors’ Closing Deliveries. On the Closing Date, each Contributor shall deliver or cause to be delivered to Mammoth and Mammoth Partners LLC the following closing documents:
(a)    Instruments of conveyance and assignment, substantially in the form attached hereto as Exhibit A (the “Assignments”), and any other documents or certificates that are in the possession of such Contributor which are reasonably requested by Mammoth and Mammoth Partners LLC and are reasonably necessary or desirable in connection with the assignment, transfer, conveyance, contribution and delivery of the LLC Interests to Mammoth Partners LLC and to effectuate the Transactions;
(b)    A certificate from an officer of each Contributor stating that all of the conditions to the Closing have been met as set forth in Section 7.1(a) and Section 7.1(b);
(c)    The 2016 Audited Financial Statements; and
(d)    Such other documents, instruments and third party approvals as reasonably requested by Mammoth and Mammoth Partners LLC.
7.4    Mammoth’s Closing Deliveries. On the Closing Date, Mammoth shall deliver or cause to be delivered to the Contributors the following:
(a)    Mammoth Common Stock to each Contributor as specified on Schedule II attached hereto either in the form of one or more certificates or through the electronic registration of such shares of Common Stock;
(b)    A certificate from an officer of Mammoth stating that all of the conditions to the Closing have been met as set forth in Section 7.1(a) and Section 7.1(c); and
(c)    Such other documents, instruments and third party approvals as reasonably requested by the Contributors.
7.5    Mammoth Partners LLC’s Closing Deliveries. On the Closing Date, Mammoth Partners LLC shall deliver or cause to be delivered to the Contributors a certificate from an officer of Mammoth Partners LLC stating that all of the conditions to the Closing have been met as set forth in Section 7.1(a) and Section 7.1(c), and such other documents, instruments and third party approvals as reasonably requested by the Contributors.
ARTICLE 8
TERMINATION
8.1    Termination. This Agreement may be terminated as follows:
(a)    By mutual written consent of the Parties; or
(b)    By any Party upon written notice to each other Party if the Closing does not occur by May 31, 2017.
8.2    Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 (the date of such termination or abandonment is referred to in this Agreement as the “Termination Date”), this Agreement shall forthwith become void and have no effect without any liability on the part of any Party or its Affiliates, directors, officers, managers, members or stockholders other than the provisions of this Section 8 and Article 10 hereof. Nothing contained in this Section 8.2 shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 9
TAX MATTERS
9.1    Tax Returns.
(a)    The Parties agree that the income of Sturgeon for the period up to and including the Closing Date will be reflected on the federal income Tax Returns of the Contributors, and that the income of Sturgeon for the period after the Closing Date will be reflected on the federal income Tax Return of Mammoth, to be allocated (i) in the case of any Taxes determined on a periodic basis, pro rata based on the number of days prior to or on the Closing Date (such amount to be allocated to the Contributors) and for any time thereafter (such amount to be allocated to Mammoth), or (ii) for all other Taxes, based on the closing of the books of Sturgeon as of the end of the Closing Date.
(b)    The Parties shall cooperate fully as and to the extent reasonably requested by the other Parties, to accomplish the apportionment of income described pursuant to this Section 9.1, requests for the provision of any information or documentation within the knowledge or possession of the other Parties as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (including accounting for uncertain tax positions), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Mammoth will use reasonable efforts to cause Sturgeon to retain all books and records with respect to Tax matters pertinent to Sturgeon relating to any taxable period beginning before the Closing Date until the later of six (6) years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof) and to abide by any record retention agreements entered into with any Tax Authority. Mammoth and the Contributors each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions contemplated by this Agreement.
9.2    Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the Transactions contemplated by this Agreement shall be borne 50% by Mammoth and 50% by the Contributors.
9.3    Tax Indemnities.
(a)    The Contributors shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless Mammoth from and against all Damages such parties incur arising from (i) any breach of the representations and warranties contained in Section 5.8, (ii) any Taxes of the Contributors arising prior to and including the Closing Date, (ii) any liability of Sturgeon for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group, or (B) a party to any Contract providing for an obligation to indemnify any other Person for Tax. Mammoth shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Contributors from any and all Taxes which arise as a result of the ownership of the LLC Interests after the Closing Date.
(b)    If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 9.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) forty-five (45) days after receipt of notice from the Tax Authority of such claim, or (ii) fifteen (15) days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.
(c)    The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within thirty (30) days after the notice required by Section 9.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five (5) days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least thirty (30) days (or such shorter period as may be required by Law) after the giving of the notice required by Section 9.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.
9.4    Scope. Notwithstanding anything to the contrary herein, this Article 9 shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting tax matters in Section 5.8). The rights under this Article 9 shall survive the Closing until thirty (30) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period. For the avoidance of doubt, this Article 9 shall not be subject to the provisions of Article 10.
ARTICLE 10
INDEMNIFICATION

10.1    Survival. Subject to Article 9 relating to Taxes, the representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the Closing for a period of eighteen (18) months following the Closing, except in the case of fraud or willful misconduct, in which event the survival period shall extend to the applicable statute of limitations plus thirty (30) days. All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.
10.2    Indemnification.
(a)    Each Contributor only as to itself shall indemnify and hold Mammoth and Mammoth Partners LLC, and their respective officers, directors, managers, employees, agents, representatives, members, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty such Contributor has made in this Agreement, or (ii) any breach, violation or default by such Contributor of any covenant, agreement or obligation of such Contributor in this Agreement.
(b)    Mammoth and Mammoth Partners LLC shall indemnify and hold each Contributor and its respective officers, directors, managers, employees, agents, representatives, controlling persons, members, partners, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty Mammoth or Mammoth Partners LLC has made in this Agreement, or (ii) any breach, violation or default by Mammoth or Mammoth Partners LLC of any covenant, agreement or obligation of Mammoth or Mammoth Partners LLC in this Agreement.
(c)    Notwithstanding anything in this Article 10 to the contrary, all Damages relating to Taxes which are subject to Article 9 shall only be subject to indemnification under Section 9.3.
10.3    Indemnification Claim Procedures.
(a)    If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Party”) against any person obligated to indemnify an Indemnified Party (an “Indemnitor”), then such Indemnified Party will promptly give written notice to the Indemnitor. Such notice will describe the Indemnification Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. In the event of a delay in the Indemnified Party providing such notice, the Indemnitor shall not be responsible for damages resulting from any such delay, including damages resulting from an inability to mitigate or a delay in mitigating damages. An Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be withheld unreasonably). Until an Indemnitor assumes the defense of the Indemnification Claim, the Indemnified Party may defend against the Indemnification Claim in any manner the Indemnified Party reasonably deems appropriate. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within ten (10) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Indemnification Claim and thereafter promptly assume such defense, then the Indemnitor will be bound by any judicial determination made with respect to such Indemnification Claim or any compromise or settlement of such Indemnification Claim effected by the Indemnified Party.
(b)    A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.
10.4    Additional Agreements Regarding Indemnification.
(a)    The Contributors shall not have any liability arising out of or relating to Section 10.2(a) for breaches of representations and warranties except if the aggregate Damages actually incurred by the Indemnified Party thereunder exceed $1,000,000, except in the case of fraud or willful misconduct, in which event there shall be no exception to liability.
(b)    In no event shall the aggregate liability of the Contributors arising out of or relating to Section 10.2(a) for breaches of representations or warranties exceed twenty-five percent (25%) of the value of the Closing Consideration on the Closing Date, except in the case of fraud or willful misconduct, in which event there shall be no limitation on liability.
(c)    For the avoidance of doubt, nothing in this Section 10.4 shall affect the provisions of Article 9.
10.5    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article 10 as adjustments to the capital contribution for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Body with competent jurisdiction.
10.6    Exclusive Remedy.
(a)    No Party shall have any liability for contribution, and no Party shall make any such claim, for any Damages or other matter (and the Parties each hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the Transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.

(b)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 10.6 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE 10 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE 10.
ARTICLE 11
MISCELLANEOUS
11.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.
“Action” has the meaning set forth in Section 2.1.
“Actual Knowledge” means (a) with respect to MEH Sub, the actual knowledge of Marc McCarthy, (b) with respect to Gulfport, the actual knowledge of Mike Moore and Keri Crowell, (c) with respect to Rhino, the actual knowledge of Rick Boone and Scott Morris, (d) with respect to Mammoth, the actual knowledge of Arty Straehla and Mark Layton, and (e) with respect to Mammoth Partners LLC, the actual knowledge of Arty Straehla and Mark Layton, in each case without any duty of inquiry.
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Assignments” has the meaning set forth in Section 7.3(a).
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Oklahoma and the State of New York.
“Closing” or “Closing Date” has the meaning set forth in Section 7.2.
“Closing Consideration” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” has the meaning set forth in Section 2.3.
“Common Stock” has the meaning set forth in the Recitals.
“Consent” means any consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Body or under any applicable Laws.
“Contract” has the meaning set forth in Section 2.3.
“Contribution” means the Contributors’ contribution of the LLC Interests to Mammoth Partners LLC in return for shares of Common Stock of Mammoth pursuant to this Agreement.
“Contributor” or “Contributors” has the meaning set forth in the introductory paragraph hereto.
“Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any Action or threatened Action.
“Effective Date” has the meaning set forth in the introductory paragraph hereto.
“Enforceability Exception” has the meaning set forth in Section 2.2.
“Environmental Law” means any Law relating to the environment, natural resources, human health and safety, or the protection thereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to the prevention of pollution, remediation of contamination or the restoration of environmental quality, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Equity Rights with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Equity Rights with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.
“Equity Rights” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 5.4(a).
“GAAP” means generally accepted accounting principles of the United States, consistently applied.
“Governmental Body” has the meaning set forth in Section 2.3.
“Gulfport” has the meaning set forth in the introductory paragraph hereto.
“Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been released into the environment.
“Holdings Registration Rights Agreement” means that certain Registration Rights Agreement dated as of October 12, 2016 by and between Mammoth and Mammoth Energy Holdings LLC, a Delaware limited liability company.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and regulations promulgated thereunder.
“Indemnification Claim” has the meaning set forth in Section 11.3(a).
“Indemnified Party” has the meaning set forth in Section 11.3(a)
“Indemnitor” has the meaning set forth in Section 11.3(a).
“Information Statement” means collectively, the preliminary and definitive Information Statement pursuant to Section 14(c) of the Securities Exchange Act and Rule 14c-2 thereunder to be filed by Mammoth in connection with the Transactions.
“Interest Purchase Agreement” has the meaning set forth in Section 5.1.
“Investor Rights Agreement” means that certain Investor Rights Agreement dated as of October 12, 2016 by and between Mammoth and Gulfport.
“Law” has the meaning set forth in Section 2.3.
“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
“LLC Interests” has the meaning set forth in the Recitals.
“Mammoth” has the meaning set forth in the introductory paragraph hereto.
“Mammoth Partners LLC” has the meaning set forth in the introductory paragraph hereto.

“Material Adverse Effect” with respect to any Person, means, any circumstance, change or effect that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) materially impedes or would reasonably be expected to impede the ability of the Parties to complete the Transactions.
“Material Contracts” has the meaning set forth in Section 5.6(a).
“MEH Sub” has the meaning set forth in the introductory paragraph hereto.
“Order” has the meaning set forth in Section 2.3.
“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, participating agreements, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.
“Other Contributions” has the meaning set forth in Section 1.3(a).
“Party” or “Parties” has the meaning set forth in the introductory paragraph hereto.
“Permit” has the meaning set forth in Section 2.3.
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of Sturgeon and its Subsidiaries to conduct their business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of Sturgeon and its Subsidiaries to conduct their business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for the Transactions or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for the Transactions, and (h) Liens granted in the ordinary course of business which do not secure the payment of indebtedness and which do not materially and adversely affect the ability of Sturgeon and its Subsidiaries to conduct their business as currently conducted.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Plan” has the meaning set forth in Section 1.3(a).

“Rhino” has the meaning set forth in the introductory paragraph hereto.
“Rhino Registration Rights Agreement” means that certain Registration Rights Agreement dated as of October 12, 2016 by and between Mammoth and Rhino.
“Securities Act” means Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Sturgeon” has the meaning set forth in the Recitals.
“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (a) a general partner, managing member or other similar interest, or (b) (i) more than 50% of the equity interests, or (ii) more than 50% of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Body, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, backup withholding and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Body, penalties and interest.
“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Indemnified Party” has the meaning set forth in Section 9.3(b).
“Tax Indemnifying Party” has the meaning set forth in Section 9.3(b).
“Tax Proceeding” has the meaning set forth in Section 9.1(b).
“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
“Termination Date” has the meaning set forth in Section 8.2.
“Transaction Documents” has the meaning set forth in Section 2.2.
“Transactions” has the meaning set forth in Section 2.2.

“2016 Audited Financial Statements” has the meaning set forth in Section 5.4(c).
“2016 Plan” means the Mammoth Energy Services, Inc. 2016 Equity Incentive Plan.
11.2    Entire Agreement. This Agreement, together with the other Transaction Documents and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as provided in Article 10, there are no third party beneficiaries having rights under or with respect to this Agreement.
11.3    Assignment; Binding Effect. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any such assignment by a Party without prior written approval of the other Parties will be deemed invalid and not binding on such other Party. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.
11.4    Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, to the intended recipient at the address set forth for the recipient on the signature page (or to such other address as any Party may give in a notice given in accordance with the provisions hereof). All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth (5th) Business Day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, or (iv) if sent by electronic mail, upon the recipient’s confirmation in writing of receipt of such electronic mail, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a Business Day, or is received on a day that is not a Business Day, then such notice, request or communication will not be deemed effective or given until the next succeeding Business Day. Notices, requests and other communications sent in any other manner will not be effective.
11.5    Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any Action or proceeding instituted in any state or federal court sitting in Oklahoma City, Oklahoma having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein will be considered an election of remedies. No recourse shall be had against any natural Person for any claim of Damages based on this Agreement or any other relief under any rule of law or equity, or statute, and all such liability of any such natural Persons is hereby expressly waived and released as a condition of and consideration for the execution of this Agreement by the Parties.
11.6    Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
11.7    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.
11.8    Amendment; Extensions; Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing, makes reference to this Agreement and the provision(s) to be amended, modified, replaced, terminated or canceled and is signed by each Contributor, Mammoth and Mammoth Partners LLC. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.
11.9    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
11.10    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. No Contributor shall have any liability or responsibilities for any costs or expenses incurred by another Contributor in connection with the preparation, execution and performance of the Transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.
11.11    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.
11.12    Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

RHINO EXPLORATION LLC
Date:	March 21, 2017	By:	/s/ Richard A. Boone
Richard A. Boone
President & CEO

GULFPORT ENERGY CORPORATION
Date:	March 21, 2017	By:	/s/ Michael G. Moore
Michael G. Moore
President & CEO

WEXFORD CAPITAL LP, its Manager
Date:	March 21, 2017	By:	Wexford GP LLC, its General Partner
/s/ Arthur Amron
Arthur Amron
Vice President and Assistant Secretary

MAMMOTH ENERGY PARTNERS LLC
Date:	March 21, 2017	By:	/s/ Arty Straehla
Arty Straehla
CEO

MAMMOTH ENERGY SERVICES, INC.
Date:	March 21, 2017	By:	/s/ Arty Straehla
Arty Straehla
CEO